Exhibit 10.3

October 15, 2014

Mr. Dennis Thatcher

Mission Broadcasting, Inc.

30400 Detroit Road Suite 304

Westlake, OH  44145

Re:  Shared Services Agreement and Joint Sales Agreement for WTVO

Dear Dennis:

Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) are parties to a Shared Services Agreement for broadcast station WTVO, Rockford, Illinois, dated as of November 1, 2004 (as amended) (the “SSA”), the initial term of which expires as of October 31, 2014.  Pursuant to Section 7 of the SSA, the term of the SSA shall be extended for an additional ten (10) year term, unless either party provides at least six months notice of its intent to terminate the Agreement.  Nexstar and Mission also are parties to an Agreement for the Sale of Commercial Time for WTVO of the same date (the “JSA”) with the same term and extension provision as the SSA.

This letter is to confirm that neither Nexstar nor Mission has provided the requisite notice of termination for the SSA or the JSA; and it is the parties’ intent that the SSA and JSA continue in effect pursuant to the terms thereof (as amended from time to time).  Please confirm Mission’s agreement by signing the enclosed duplicate copy of this letter and returning it to my attention.

Thank you.

Sincerely,
/s/ Elizabeth Ryder
Elizabeth Ryder
Senior Vice President & General Counsel

Acknowledged and Agreed:

Mission Broadcasting, Inc.

By:	/s/ Dennis Thatcher
Title:	President